SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: January 28, 1999

                             HENLEY HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

                                      TEXAS
                 (State or other jurisdiction of incorporation)


       0-28566                                            76-0335587
(Commission File Number)                       (IRS Employer Identification No.)


                120 INDUSTRIAL BOULEVARD, SUGAR LAND, TEXAS 77478
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (281) 276-7000

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS

       On August 11, 1998, the Company sold all of its assets related to its Homecare operations, including accounts receivable, inventory and property and equipment, for $3,650,000 in cash and the assumption of certain related liabilities. Proceeds from the sale were used to pay down existing bank debt with Comerica Bank. The results of the Homecare division have been reported separately as discontinued operations. Consolidated financial statements for the years ended December 31, 1996 and 1997 have been restated to present the Homecare business as discontinued and are included in this report as set forth in the "Index to Financial Statements" located on page F-1.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)    Financial Statements of Businesses Acquired.

       Please see the information included in this report as set forth in the "Index to Financial Statements" located on page F-1.

(b)    Pro Forma Financial Information.

       None.

(c)    Exhibits.

       The following exhibits, from which schedules and exhibits have been omitted and will be furnished to the Commission upon its request, are filed with this report on Form 8-K.

          2.1 Asset Purchase Agreement by and between Rehabilicare Inc. ("Rehabilicare") and the Company dated August 6, 1998. (Incorporated herein by reference to Exhibit 2.3 of the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1998, as filed on August 14, 1998.)

         10.1 Facilities and Services Agreement by and between Rehabilicare and the Company dated August 6, 1998. (Incorporated herein by reference to Exhibit 10.7 of the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1998, as filed on August 14, 1998.)

         23.1   Consent of Arthur Andersen LLP

         23.2   Consent of Goldstein Golub Kessler LLP

         27.1   Financial Data Schedule

                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           HENLEY HEALTHCARE, INC.



                                           By: /s/ MICHAEL M. BARBOUR
Date:  January 27, 1999                            Michael M. Barbour,
                                           President and Chief Executive Officer

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS
                                                                        PAGE
                                                                      ---------
REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS ....................        F-2 - F-3
CONSOLIDATED BALANCE SHEET ...................................        F-4
CONSOLIDATED STATEMENTS OF OPERATIONS ........................        F-5
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY ..............        F-6
CONSOLIDATED STATEMENTS OF CASH FLOWS ........................        F-7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...................        F-8 - F-22

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Henley Healthcare, Inc.

We have audited the accompanying consolidated balance sheet of Henley Healthcare, Inc., a Texas corporation, and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements for the year ended December 31, 1996, were audited by other accountants. Although the audit opinion of the other accountants covers the income statement for the year ended December 31, 1996, such opinion does not cover the resultant restatement of the Company's earnings per share pursuant to the adoption of Statement of Financial Accounting Standards No. 128 and the restatement for the presentation of discontinued operations related to the sale of the Homecare division of the Company in August 1998.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Henley Healthcare, Inc., and subsidiaries as of December, 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

We have also audited the calculation of the 1996 loss per share, as restated, as described in Note 1, "Loss per share," and the presentation of 1996 discontinued operations related to the sale of the Homecare division of the Company in August 1998. In our opinion, the recalculation of loss per share pursuant to Statement of Financial Accounting Standards No. 128 and the restatement for the presentation of discontinued operations are appropriate and have been properly applied in accordance with generally accepted accounting standards.


ARTHUR ANDERSEN LLP

Houston, Texas
March  13, 1998
(except with respect to the matter discussed in Note 17, as to which the date is August 11, 1998)

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Henley Healthcare, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Henley Healthcare, Inc. and Subsidiary (formerly Lasermedics, Inc.) for the year ended December 31, 1996 (prior to the effects on such financial statements of the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share" and the resultant restatement of the Company's earnings per share for the year ended December 31, 1996 as discussed in Note 1, and the restatement for the presentation of discontinued operations related to the sale of the Homecare division of the Company in August 1998 as disclosed in Note 17). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Henley Healthcare, Inc. and Subsidiary for the year ended December, 31, 1996 (prior to the effects on such financial statements of the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share" and the resultant restatement of the Company's earnings per share for the year ended December 31, 1996 as discussed in Note 1, and the restatement for the presentation of discontinued operations related to the sale of the Homecare division of the Company in August 1998 as disclosed in Note 17) in conformity with generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York
February 23, 1997

                             HENLEY HEALTHCARE, INC.

                                                      CONSOLIDATED BALANCE SHEET

DECEMBER 31,                                                           1997
                                                                   ------------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents ................................     $    123,620
    Accounts receivable, net of allowance for doubtful .......        6,675,800
      accounts of $2,165,124
    Inventory ................................................        8,147,357
    Prepaid expenses .........................................          228,165
    Other current assets .....................................           71,960
                     TOTAL CURRENT ASSETS ....................       15,246,902

PROPERTY, PLANT AND EQUIPMENT, net ...........................        3,994,231
GOODWILL AND OTHER INTANGIBLES, net ..........................        5,670,004
OTHER ASSETS, net ............................................        1,244,580
      TOTAL ASSETS ...........................................     $ 26,155,717
                                                                   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Line of credit ...........................................     $  7,105,868
    Current maturities of long-term debt .....................          433,763
    Accounts payable .........................................        3,970,270
    Accrued expenses and other current liabilities ...........        1,099,572
      TOTAL CURRENT LIABILITIES ..............................       12,609,473

INTEREST PAYABLE .............................................          536,667
LONG-TERM DEBT, net of current maturities ....................        9,466,179
      TOTAL LIABILITIES ......................................       22,612,319

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
    Preferred stock - $.10 par value; 2,500,000
      shares authorized; none issued and outstanding .........             --
    Common stock - $.01 par value; 20,000,000
      shares authorized; 3,473,897 shares issued .............           34,738
    Additional paid-in-capital ...............................       14,117,079
    Accumulated deficit ......................................      (10,382,240)
                                                                   ------------
                                                                      3,769,577
    Treasury stock, at cost, 279,000 common shares ...........         (226,179)
                                                                   ------------
      TOTAL STOCKHOLDERS' EQUITY .............................        3,543,398

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .............     $ 26,155,717
                                                                   ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             HENLEY HEALTHCARE, INC.

                                           CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31,                                     1997            1996
                                                        ------------    ------------
NET SALES ...........................................   $ 17,584,978    $  7,753,734
COST OF SALES .......................................     10,140,676       4,930,782

GROSS PROFIT ........................................      7,444,302       2,822,952

OPERATING EXPENSES:
   Selling, general and administrative ..............      5,736,166       2,856,838
   Research and development .........................        506,629         313,599
   Provision for doubtful accounts ..................         84,315           3,934
   Depreciation and amortization ....................        667,100         251,757
                                                        ------------    ------------
INCOME (LOSS) FROM CONTINUING OPERATIONS ............        450,092        (603,176)

INTEREST EXPENSE ....................................     (1,147,842)       (814,636)
OTHER INCOME (EXPENSE), net .........................        105,018         (40,475)
                                                        ------------    ------------
LOSS FROM CONTINUING OPERATIONS .....................       (592,732)     (1,458,287)

DISCONTINUED OPERATIONS:
   Income (loss) from Operations of Homecare Division     (1,531,701)        578,950
                                                        ------------    ------------
NET LOSS ............................................   $ (2,124,433)   $   (879,337)
                                                        ============    ============
LOSS PER COMMON SHARE - basic and diluted:
   Loss from Continuing Operations ..................   $      (0.20)   $      (0.73)
   Income (loss) from Operations of Homecare Division          (0.51)           0.29
                                                        ------------    ------------
NET LOSS PER COMMON SHARE - basic and diluted .......   $      (0.71)   $      (0.44)
                                                        ============    ============
WEIGHTED AVERAGE SHARES OUTSTANDING - basic and
diluted .............................................      3,000,119       1,995,388
                                                        ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             HENLEY HEALTHCARE, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997




                                                     COMMON STOCK         ADDITIONAL
                                             -------------------------     PAID-IN     ACCUMULATED
                                                SHARES      PAR VALUE      CAPITAL       DEFICIT
                                             -----------   -----------   -----------   ------------
BALANCE AT DECEMBER 31, 1995 .............     1,761,225   $    17,612   $ 7,232,691   $ (7,378,470)

Issuance of common stock for services
  in February 1996 .......................             -             -         6,379              -
Subscriptions for common stock at $3.00
  per share in January through June 1996 .       644,670         6,447     1,927,577              -
Issuance of common stock for services ....        33,333           333        99,667              -
Issuance of common stock on conversion
  on Bridge Notes ........................       176,773         1,768       528,552              -
Issuance of common stock on the
  exercise of warrants ...................        75,000           750         6,750              -
Issuance of common stock for  equipment ..         4,000            40        11,960              -
Issuance of common stock for  acquisitions       121,170         1,211       748,789              -
Issuance of common stock related to
  employment agreement ...................       205,268         2,053        97,947              -
Net loss .................................             -             -             -       (879,337)
                                             -----------   -----------   -----------   ------------
BALANCE AT DECEMBER 31, 1996 .............     3,021,439        30,214    10,660,312     (8,257,807)

Issuance of common stock for acquisitions        361,117         3,611     2,907,229              -
Issuance of common stock for non-compete
  agreement ..............................        10,000           100        53,025              -
Exercise of common stock options .........        20,000           200       159,800              -
Exercise of common stock warrants ........        61,341           613       336,713              -
Net loss .................................             -             -             -     (2,124,433)
                                             -----------   -----------   -----------   ------------
BALANCE AT DECEMBER 31, 1997 .............     3,473,897   $    34,738   $14,117,079   $(10,382,240)
                                             ===========   ===========   ===========   ============
                                                 TREASURY STOCK
                                             ----------------------    STOCKHOLDERS'
                                                        ACQUISITION       EQUITY
                                              SHARES        COST        (DEFICIT)
                                             --------    ----------    -----------
BALANCE AT DECEMBER 31, 1995 .............   (281,000)   $ (227,800)   $  (355,967)

Issuance of common stock for services
  in February 1996 .......................      2,000         1,621          8,000
Subscriptions for common stock at $3.00
  per share in January through June 1996 .          -             -      1,934,024
Issuance of common stock for services ....          -             -        100,000
Issuance of common stock on conversion
  on Bridge Notes ........................          -             -        530,320
Issuance of common stock on the
  exercise of warrants ...................          -             -          7,500
Issuance of common stock for  equipment ..          -             -         12,000
Issuance of common stock for  acquisitions          -             -        750,000
Issuance of common stock related to
  employment agreement ...................          -             -        100,000
Net loss .................................          -             -       (879,337)
                                             --------    ----------    -----------
BALANCE AT DECEMBER 31, 1996 .............   (279,000)     (226,179)     2,206,540

Issuance of common stock for acquisitions           -             -      2,910,840
Issuance of common stock for non-compete
  agreement ..............................          -             -         53,125
Exercise of common stock options .........          -             -        160,000
Exercise of common stock warrants ........          -             -        337,326
Net loss .................................          -             -     (2,124,433)
                                             --------    ----------    -----------
BALANCE AT DECEMBER 31, 1997 .............   (279,000)   $ (226,179)   $ 3,543,398
                                             ========    ==========    ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                             HENLEY HEALTHCARE, INC.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31,                                                            1997            1996
                                                                               ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ................................................................   $ (2,124,433)   $   (879,337)
   Adjustments to reconcile net loss
     to net cash provided by (used in) operating activities:
        Depreciation and amortization expense ..............................        716,264         283,746
        Amortization of discount on notes payable ..........................           --           151,667
        Interest expense imputed on notes payable ..........................        284,667         294,820
        Provision for doubtful accounts ....................................      3,171,163       1,420,518
        Shares issued for public relations agreement .......................           --             8,000
        Shares issued for equipment ........................................           --            12,000
        Shares issued for services/with employment agreement ...............           --           200,000
        Shares issued for compensation .....................................        160,000            --
        Shares issued for non-compete agreement ............................         53,125            --
        Changes in operating assets and liabilities:
          Increase in accounts receivable ..................................     (4,258,785)     (2,623,498)
          (Increase) decrease in inventory .................................       (398,533)      1,381,689
          (Increase) decrease in prepaid expenses and other current assets .         88,115        (149,693)
          Increase in other assets .........................................       (290,209)        (16,447)
        Increase in accounts payable and accrued liabilities ...............      2,464,591         500,785
          Total adjustments ................................................      1,990,398       1,463,587
                                                                               ------------    ------------
     NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ...................       (134,035)        584,250
                                                                               ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisitions, net of cash acquired of $68,600 and $46,270, respectively .     (4,862,371)     (6,603,046)
   Capital expenditures ....................................................       (356,533)       (140,570)
     NET CASH USED IN INVESTING ACTIVITIES .................................     (5,218,904)     (6,743,616)
                                                                               ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from issuance of common stock ..............................           --         1,941,524
   Proceeds from exercise of common stock warrants .........................        337,326            --
   Proceeds from line of credit ............................................     13,891,049       2,187,071
   Payments on line of credit ..............................................     (8,972,251)           --
   Proceeds from long-term debt ............................................      1,430,000       2,509,000
   Principal payments on long-term debt ....................................     (1,717,457)       (173,701)
     NET CASH PROVIDED BY FINANCING ACTIVITIES .............................      4,968,667       6,463,894
                                                                               ------------    ------------
Net increase (decrease) in cash and cash equivalents .......................       (384,272)        304,528
Cash and cash equivalents at beginning of period ...........................        507,892         203,364
                                                                               ------------    ------------
Cash and cash equivalents at end of period .................................   $    123,620    $    507,892
                                                                               ============    ============
Supplemental disclosures of cash flow information: Cash paid during the year for:
   Interest ................................................................   $    796,643    $    325,136
                                                                               ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS

Henley Healthcare, Inc. (formerly Lasermedics, Inc.) and Subsidiaries (collectively, the "Company") is a manufacturer, provider and marketer of diversified products and services in the physical therapy and rehabilitation industry. Substantially all of the Company's customers are located throughout the United States. The Company, organized in November 1990, was in the development stage through April 30, 1996, and for the years ended December 31, 1997 and 1996, is considered an operating company.

The Company achieved substantial growth over the last 18 months through acquisition of businesses and product lines. Consequently, the Company continues to face the challenge of successfully integrating the operations of the acquired businesses and implementing the acquired product lines into its overall marketing strategy. The Company's future success is dependent on many factors which include, among others, competition, technological changes, generating sufficient sales volume to achieve and maintain profitability and obtaining sufficient financing to fund its stated business objectives. The Company will continue to seek to expand the market for its products. However, markets for the Company's current and future products are highly competitive and subject to continuing technological change and development. Future sales growth will depend to some extent upon the ability of the Company to successfully market its current and future products in this competitive environment. Additionally, some of the Company's products are regulated by the FDA, and the Company is required to secure clearance from the FDA prior to marketing certain new products. Lack of clearance or delays in securing such clearance could have a negative impact on sales of such new products.

Following is a summary of the Company's significant accounting policies:

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Henley Healthcare, Inc. and its wholly-owned subsidiaries. Inter-company transactions and balances have been eliminated in consolidation.

REVENUE RECOGNITION

Revenue is recognized when title passes to the buyer, typically when the product is shipped or services have been rendered. Service revenues and costs of service revenues are not presented separately in the financial statements because they are not material. The Company sells a wide range of products to a diversified base of customers around the world. The Company has agreements with third-party payors that provide payment at varying rates. Net revenue is reported at the estimated net realizable amount from customers and third-party payors.

CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

INVENTORY

Inventory is stated at the lower of cost, determined by the first-in, first-out
(FIFO) valuation method, or market. Cost includes the acquisition of raw materials and components, direct labor and overhead.

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PROPERTY, PLANT AND EQUIPMENT

The amount of property, plant and equipment is stated at cost less accumulated depreciation. Depreciation and amortization of property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets. Maintenance, repairs and minor replacements are charged to expense as incurred; significant renewals and betterments are capitalized.

RECLASSIFICATION

Certain reclassifications have been made to prior year data in the consolidated financial statements to conform to the current year's presentation.

INCOME TAXES

The Company employs the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, under which method recorded deferred income taxes reflect the tax consequences on future years of temporary differences (differences between the tax basis of assets and liabilities and their financial amounts at year-end). The Company provides a valuation allowance that reduces deferred tax assets to their estimated net realizable value based on an evaluation of the likelihood of the realization of those tax benefits.

LOSS PER SHARE

The Company adopted SFAS No. 128, "Earnings per Share," in the fourth quarter of 1997, and has retroactively revised the presentation of net loss per share in historical financial statements to present both basic and diluted net loss per share as required by SFAS No. 128. Basic net loss per common share is based on the weighted average number of shares outstanding during the period, while diluted net loss per common share considers the dilutive effect of stock options and warrants reflected under the treasury stock method. The Company's net loss per share presented in the accompanying financial statements, calculated under SFAS No. 128, is the same as net loss per share calculated under the provisions of APB Opinion No. 15. Both basic net loss per share and diluted net loss per share are the same since the Company's outstanding stock options and warrants have not been included in the calculation because their effect would have been anti-dilutive. Additionally, the Company has separately presented per share information for income (loss) from continuing and discontinued operations in connection with the subsequent sale of the Homecare division (see Note 17).

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management affecting the reported amounts of assets and liabilities and revenue and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

STOCK OPTIONS

The Company measures compensation cost using APB Opinion No. 25 ("APB 25") as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." Pursuant to APB 25, the Company records deferred compensation expense for stock-based compensation arrangements based on the excess of the market value of the common stock on the measurement date over the exercise price of the common stock option/warrant granted. The deferred compensation is amortized over the vesting period of each unit of stock-based compensation. No compensation expense is recorded if the exercise price of the stock-based compensation grant is equal to the market price of the Company's common stock on the date of grant.

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RESEARCH AND DEVELOPMENT

Expenditures relating to research and development are expensed as incurred.

GOODWILL AND INTANGIBLES

Goodwill represents the excess of the aggregate purchase price paid by the Company over the fair market value of the tangible and identifiable intangible net assets acquired, arising from business acquisitions accounted for under the purchase method. Goodwill and intangibles are amortized on a straight-line basis over their estimated useful lives of 15 years for goodwill and for periods ranging from 2 to 7 years for identifiable intangibles. Accumulated amortization at December 31, 1997 was $374,092.

OTHER ASSETS

Other assets consists principally of acquired trade name rights, which are being amortized over the shorter of the life of the rights or 7 years. Accumulated amortization at December 31, 1997 was $38,000.

LICENSE AGREEMENTS

The Company has executed licensing agreements under which it has secured the rights provided under certain patents and trade names. License fees and royalties, payable under the terms of these agreements, are expensed as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company has adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles (including goodwill) held and used by a company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically assesses the realizability of its long-lived assets pursuant to the provisions of SFAS No. 121. Based on the Company's analysis of the undiscounted future cash flows for its long-term assets, no impairments have been recognized under SFAS No. 121.

2.         INVENTORY:

Inventory at December 31, 1997, included the following:


Raw material .........................................                $3,599,132
Work-in-process ......................................                    28,875
Finished goods .......................................                 4,519,350
                                                                      ----------
                                                                      $8,147,357
                                                                      ==========

Substantially all of the Company's inventory is pledged as collateral for the Company's long-term debt.

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.         PROPERTY, PLANT AND EQUIPMENT:

At December 31, 1997, property, plant and equipment consisted of the following:


                                                                     Estimated
                                                                    Useful Life
                                                                    ------------
Land ...........................................    $   190,000
Buildings ......................................      1,932,311         25 years
Machinery and equipment ........................      2,231,435     3 to 7 years
Office furniture and fixtures ..................        238,016          5 years
Automobile .....................................          6,000          5 years
                                                    -----------
                                                      4,597,762
Less accumulated depreciation ..................       (603,531)
                                                    -----------
Property, plant and equipment, net .............    $ 3,994,231


Substantially all of the Company's property, plant and equipment is pledged as collateral for the Company's long-term debt.

4.         GOODWILL AND OTHER INTANGIBLES:

At December 31, 1997, goodwill and other intangibles consisted of the following:

                                                                    Estimated
                                                                    Useful Life
                                                                   -------------
Goodwill ........................................   $ 4,947,297         15 years
Proprietary training programs ...................       700,000    5 to 10 years
Patents .........................................       203,674          7 years
Covenant not to compete .........................       193,125          2 years
                                                    -----------
                                                      6,044,096
Less accumulated amortization ...................      (374,092)
                                                    -----------
Goodwill and other intangibles, net .............   $ 5,670,004

5.         ACQUISITIONS:

BUSINESSES

On April 30, 1996, the Company entered into an agreement with Maxxim, whereby the Company purchased certain assets of (and assumed certain liabilities associated with) the Henley Division of Maxxim for an estimated purchase price of approximately $13.5 million including related acquisition costs of approximately $650,000. The assets acquired consist of real property; tangible personal property including machinery, equipment, furniture and fixtures; general intangibles; contracts; business licenses; accounts receivable; inventory; and prepaid expenses. The purchase price was paid by the issuance of the Company's convertible subordinated promissory note in the principal amount of $7,000,000 (the "Note") with the balance of the purchase price paid in cash.

The Company obtained the cash portion of the purchase price pursuant to financing arrangements entered into with Comerica Bank - Texas, a Texas banking corporation ("Comerica"), which financing is secured by substantially all of the assets of the Company including the Henley assets acquired from Maxxim.

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 12, 1996, the Company purchased substantially all of the assets of (and assumed certain liabilities associated with) MJH Medical Equipment, Inc. ("MJH") for an estimated purchase price of approximately $435,000 including related acquisition costs of approximately $45,000. The assets acquired consist of tangible personal property including equipment, furniture and fixtures; contracts; business licenses; accounts receivable; inventory; and prepaid expenses. The purchase price was paid by the issuance of the Company's promissory note in the principal amount of approximately $120,000 and 39,063 shares of common stock, with the balance of the purchase price paid in cash.

On November 27, 1996, the Company, through a wholly-owned subsidiary, acquired all of the outstanding shares of common stock of Health Career Learning Systems, Inc., a Michigan corporation, for an estimated purchase price of approximately $680,000 including related acquisition costs of approximately $80,000. The purchase price was paid by the issuance of 82,107 shares of common stock with the balance of the purchase price paid in cash.

These 1996 acquisitions have been accounted for as purchases for accounting purposes, and the results of operations of the acquisitions have been included in the consolidated statement of operations from the dates of acquisition. The estimated purchase price in excess of the estimated fair value of the net assets acquired, aggregated approximately $2,261,000 for all of the acquisitions. Assuming these acquisitions had occurred on January 1, 1996, pro forma net sales, net loss and net loss per common share for the year ended December 31, 1996, would amount to $15,388,000, $(2,041,000) and $(1.02), respectively, which exclude the discontinued operations of the Homecare division. These amounts reflect adjustments for interest on the Note and the financing arrangements with Comerica, amortization of goodwill, compensation related to an employment agreement and depreciation on re-valued property, plant and equipment.

In January 1997, the Company entered into an agreement pursuant to which it acquired all of the issued and outstanding common stock of Texas T.E.N.S., Inc., a privately-owned Texas corporation ("TENS"), for an estimated purchase price of approximately $850,000 plus related acquisition costs of approximately $65,000. The purchase price was paid by the Company's issuance of a subordinated promissory note in the principal amount of $400,000 (the "TENS Note") with the balance of the purchase price paid in cash. In August 1997, the principal balance on the TENS Note plus all accrued and unpaid interest due on the Note was paid.

In May 1997, the Company entered into an agreement pursuant to which it acquired all of the issued and outstanding shares of common stock of Med-Quip, Inc. ("Medquip"), a privately-owned Georgia corporation, for an estimated purchase price of approximately $1,418,000 plus related acquisition costs of approximately $56,000. The purchase price was paid by the issuance of an aggregate of 300,000 shares of the Company's common stock and the payment of approximately $40,000 in cash.

In October 1997, the Company entered into an agreement with the sole owner of Summer Medical ("SM"), an unincorporated sole proprietorship, pursuant to which the Company acquired all of the owner's interests in SM and assumed certain business-related liabilities associated with SM. Under the agreement, the Company issued to the owner 10,000 shares of common stock and agreed to issue an additional 20,000 shares by the second anniversary of the agreement. The estimated fair market value of the additional 20,000 shares is being recorded as compensation expense over the term until the second anniversary.

In December 1997, the Company acquired all of the issued and outstanding common stock of NCI, Inc., a Michigan corporation ("NCI"), for an estimated purchase price of $1,190,000 plus estimated acquisition costs of $5,000. The purchase price was paid by the issuance to the seller of 188,847 shares of the Company's common stock.

These 1997 acquisitions of businesses have been accounted for as purchases for accounting purposes, and the results of operations of the acquired companies have been included in the consolidated statement of operations from the respective dates of acquisition to December 31, 1997. Pro forma financial information is not provided because the amounts are not materially different from 1997 and 1996 results. The estimated purchase price in excess of the estimated fair value ("FV") of the net assets acquired aggregates approximately $3,047,000 for the acquisitions as shown below:

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  TENS         MEDQUIP         SM             NCI          Total
                               -----------   -----------   -----------    -----------   -----------
Purchase price .............   $   850,000   $ 1,417,500   $    56,625    $ 1,189,736   $ 3,513,861
Acquisition costs ..........        65,000        56,000        15,000          5,000       141,000
                               -----------   -----------   -----------    -----------   -----------
                                   915,000     1,473,500        71,625      1,194,736     3,654,861
                               -----------   -----------   -----------    -----------   -----------
FV of assets acquired ......       613,095       637,216        72,019        700,000     2,022,330
FV of liabilities assumed ..       114,355       504,619       101,908            -0-       720,882
                               -----------   -----------   -----------    -----------   -----------
Net assets (liabilities)
acquired ...................       498,740       132,597       (29,889)       700,000     1,301,448
                               -----------   -----------   -----------    -----------   -----------
Excess of cost over  fair
value of net assets acquired
(goodwill) .................   $   416,260   $ 1,340,903   $   101,514    $   494,736   $ 2,353,413
                               -----------   -----------   -----------    -----------   -----------

Other Acquisitions:

In January 1997, the Company also purchased substantially all of the inventory, distribution systems and customers associated with the Homecare division of Gatti Medical Supply, Inc., a privately-owned Pennsylvania corporation, for a purchase price of approximately $302,000 plus related acquisition costs of approximately $28,000. The Company paid the purchase price by issuing to the sellers a total of 51,117 shares of common stock. The Company also agreed to issue up to an aggregate of 50,117 additional shares of common stock subject to the achievement of specific terms and conditions in the agreement. Such additional shares will be recorded as compensation expense based on the market value of the shares, if and when they are probable of being issued.

In March 1997, the Company entered into new agreements with CB Svendsen a/s ("CBS"), the Danish company with whom the Company has worked on the development and marketing of the MicroLight 830TM since June 1991. Pursuant to the new agreements, the Company paid $100,000 to CBS and obtained unto perpetuity the sole and exclusive world-wide distribution rights to all low level laser devices manufactured by or for CBS. In connection with these agreements, the Company is required to pay a 3 percent royalty on revenue generated by the Company on sales of the applicable products. Also pursuant to the agreements, the Company obtained unto perpetuity the exclusive world-wide manufacturing rights to all low level laser devices manufactured by or for CBS subject to the payment to CBS by June 15, 1998, of $175,000.

In September 1997, the Company entered into an agreement with Cybex International, Inc., a New York corporation ("Cybex"), whereby it purchased certain assets of (and assumed certain liabilities associated with) the isokinetic rehabilitation product line (the "Product Line") of Cybex for an estimated purchase price of approximately $3.2 million plus related acquisition costs of approximately $1.0 million. The assets acquired consist of tangible personal property including machinery, equipment, furniture and fixtures; specific intangibles; contracts; intellectual property; business licenses; inventory; and prepaid expenses. The purchase price was allocated as follows: approximately $2,700,000 to inventory, $500,000 to property, plant and equipment, and $1,000,000 to patents and trade names.

6.         LONG-TERM DEBT:

The following table summarizes the Company's long-term debt at December 31, 1997, which is described below:


Note payable - Maxxim .............    (a)           $7,000,000
Term Note A - Comerica ............    (b)            1,382,334
Term Note B - Comerica ............    (b)            1,445,422
Note payable - MJH ................    (c)               72,186
                                                     ----------
                                                      9,899,942
Less: Current maturities ..........                     433,763
                                                     ----------
                                                     $9,466,179
                                                     ==========

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(a) The Note which the Company issued to Maxxim in connection with the acquisition of its Henley Division in April 1996, is payable subject to mandatory redemption requirements of $1.4 million annually beginning on March 1, 1999 with a final payment due March 1, 2003. These mandatory redemptions are subject to premiums starting at 7% and decreasing 1% each year. The installment premiums are recognized as interest expense on a straight-line basis over the term of the note. In addition, the Company is required to redeem 40 percent of the note upon completion of a public offering. The Company also may redeem any or all of the outstanding principal amount of the Note at its option at redemption prices ranging from 104% to 110% of the principal amount being redeemed, depending on when the redemption occurs as set forth in the Note. Interest is payable semi-annually on November 1 and May 1 of each calendar year at a rate of 2% per annum and increasing 2% annually on May 1. However, the Company accrues interest related to the note on a straight-line basis at an average rate of 7.4% per annum. Accordingly, $530,667 of accrued interest has been classified as long term in the accompanying balance sheet.

(b) In connection with the acquisition of the Henley Division from Maxxim, the financing arrangements ("Loan Agreement") with Comerica provided for (i) a two-year revolving loan arrangement which permitted borrowings up to $4,000,000 through April 1998, pursuant to a monthly borrowing base calculation derived from the Company's accounts receivable and inventory and (ii) two term loans in the amount of $893,000 ("Term Note A") and $1,616,000 ("Term Note B"), respectively. Term Note A and Term Note B are payable in monthly installments plus interest. The revolving loan also includes a $250,000 letter of credit facility. Interest on the revolving loan and the two term loans is payable monthly at a rate equal to the Prime Rate (8.50% at December 31, 1997) plus one-half of one percent per annum. Term Note B is callable by Comerica beginning on its fifth anniversary. In June 1997, the Company entered into an Amended and Restated Loan Agreement with Comerica which, among other things, permitted borrowings up to $5,000,000 on the revolving loan arrangement.

In connection with the acquisition of the Product Line from Cybex in September 1997, the Company obtained the cash purchase price pursuant to an amendment to the Amended and Restated Loan Agreement (the "Amended Loan Agreement") entered into with Comerica. The Amended Loan Agreement provides for a revolving loan which permits borrowings up to $8,000,000 pursuant to a borrowing base calculation derived from the Company's accounts receivable and inventory. The revolving loan had an outstanding balance of $7,105,868 at December 31, 1997, and is subject to interest at the Prime Rate (8.50% at December 31, 1997) plus one-half of one percent per annum, payable monthly. In connection with the Amended Loan Agreement, the Company paid off its Term Note A with Comerica in the amount of $893,000 and issued a substitute Term Note A in the amount of $1,430,000. The revolving loan's maturity date is February 1, 1999, while the $1,430,000 Term Note A is due on September 30, 2002. All of the borrowings from Comerica are secured by substantially all of the assets of the Company. The Amended Loan Agreement also contains a number of affirmative covenants, negative covenants and financial covenants with which the Company must comply including a minimum tangible net worth, leverage ratio, working capital ratio, fixed charge ratio and interest coverage ratio. The Company, among other provisions, is also limited in the amount of its capital expenditures, research and development expenditures and dividends and all future acquisitions and major corporate transactions require approval of Comerica, as do offerings of securities by the Company.

(c) In connection with the acquisition of MJH Equipment, Inc. in November 1996, the Company issued a note payable to the seller, in the amount of approximately $120,000. The note is payable in monthly principal installments of $3,336 plus interest at a bank's prime lending rate plus 2% per annum through November 1999.

The estimated fair value of the Maxxim Note amounted to $7,000,000 pursuant to a valuation by an investment banking firm. Based on borrowing rates currently available to the Company for loans with similar terms and average maturities the fair value of the Company's other long-term debt approximates the carrying amount.

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Aggregate maturities of long-term debt are as follows:


For the year ending December 31,
                         1998 ....................................    $  433,763
                         1999 ....................................     1,825,883
                         2000 ....................................     1,793,729
                         2001 ....................................     1,793,729
                         2002 ....................................     1,746,083
          2003 and thereafter ....................................     2,306,755
                                                                      ----------
                                                                      $9,899,942

7.         RELATED PARTY TRANSACTIONS:

In May 1996, the Company entered into an agreement with Mezzanine Financial Relations, Inc., ("Mezzanine") a financial relations company, which agreement the parties amended in November 1996, whereby Mezzanine agreed to provide financial consulting services with regard to potential mergers and acquisitions in consideration for a monthly fee of $10,000. The agreement terminated on January 31, 1997. The Executive Vice President, Chief Financial Officer and a director of the Company is a shareholder of Mezzanine and its Chairman of the Board.

8.         ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

The following are included in accrued expenses and other current liabilities at December 31, 1997:


Property taxes ............................................           $  169,716
Sales taxes ...............................................               61,761
Payroll and commissions ...................................              344,140
Interest payable ..........................................              148,420
Accrued acquisition costs .................................               19,771
Accrued professional and other fees .......................               88,749
Other .....................................................              267,015
                                                                      ----------
                                                                      $1,099,572

9.         INCOME TAXES:

The following is an analysis of the Company's deferred tax assets at December 31, 1997:


Deferred tax assets:
   Accrued expenses and other ................................      $    34,000
   Allowance for doubtful accounts ...........................          699,000
   Deferred compensation .....................................          494,000
   Net operating loss carryforwards ..........................        2,150,000
                                                                    -----------
                                                                      3,377,000
Deferred tax liability:
   Depreciation and amortization .............................          (49,000)

   Net deferred tax asset before valuation allowance .........        3,328,000
Valuation allowance ..........................................       (3,328,000)
                                                                    -----------
Net deferred tax asset .......................................      $       -0-

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the Company's income tax provisions for the years ended December 31, 1997 and 1996, were as follows:


                                                      1997               1996
                                                   ---------          ---------
Current ..................................         $(666,000)         $(132,000)
Deferred .................................           666,000            132,000
                                                   ---------          ---------
Provision for income taxes ...............         $     -0-          $     -0-

Differences between the Company's effective income tax rate and the statutory federal rate for the years ended December 31, 1997 and 1996 are as follows:

                                                        1997             1996
                                                     ---------        ---------
Provision at the statutory rate ..............       $(722,000)       $(132,000)
Permanent differences and other ..............          71,000           56,000
Increase in valuation allowance ..............         651,000           76,000
                                                     ---------        ---------
Total tax provision ..........................       $     -0-        $     -0-

As of December 31, 1997, the Company had net operating loss carryforwards for income tax purposes of approximately $6,324,000 available to offset future taxable income. The carryforwards will begin to expire in 2005. Between January 1993 and December 1997, the Company completed an initial public offering, had warrants exercised, completed private offerings of securities and made acquisitions of established businesses or product lines. Under the Internal Revenue Code Section 382 these activities effected an ownership change and thus severely limit on an annual basis, the Company's ability to utilize its net operating loss carryforwards. A valuation allowance was provided to fully reserve the net deferred tax asset due to realization uncertainties regarding future operating results.

10.        STOCKHOLDERS' EQUITY:

In connection with an agreement the Company entered into with a public relations firm, the Company issued to the firm, in February 1996, 2,000 shares of its treasury common stock as compensation for services. The Company recognized $8,000 in related compensation expense at December 31, 1996, based on the market price of the common stock on the date of the agreement. During the year ended December 31, 1996, the Company issued 33,333 shares of common stock to a director of the Company for his services in connection with the Company's pre-market approval application submission to the FDA. The Company recognized approximately $100,000 in related expense based on the market price of the common stock on the date of the related agreement.

In connection with the Gatti acquisition in January 1997, the Company issued 51,117 shares of its common stock as consideration for the acquisition. In May 1997, the Company issued 300,000 shares of its common stock as consideration for the acquisition of Med-Quip; and in October 1997, the Company issued 10,000 shares of its common stock for the acquisition of Summer Medical.

In connection with the Amended Loan Agreement with Comerica relating to the acquisition of the Product Line from Cybex, the Company entered into an amendment to a Subordination Agreement (the "Subordination Amendment") by and among Maxxim, Comerica and the Company. Pursuant to the Subordination Amendment, the maximum amount of the Company's debt with Comerica that can be issued senior to the Note was increased from $10,000,000 to $12,000,000. In exchange for Maxxim's execution of the Subordination Amendment, the Company entered into a note modification agreement with Maxxim in which the Conversion Price (as defined in the Note) was reduced from $3.00 to $2.00. The modification of the
Note increased the number of shares of the Company's common stock, par value $.01 per share ("Common Stock"), beneficially owned by Maxxim from 2,333,333 (approximately 43%) to 3,500,000 (approximately 53%). (See Note 16 below). The
Note is convertible into Common Stock at any time at Maxxim's option. The conversion price is also subject

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to adjustment upon the occurrence of certain events (including certain issuances of common stock for less than the conversion price) to provide anti-dilution protection. Such conversion could, depending on the fair market value of the Company's common stock at the time of conversion, result in substantial dilution to holders of the Company's common stock. The Company's common stock issuable upon conversion of the Note is subject to the terms of a registration rights agreement entered into by the Company and Maxxim whereby Maxxim (and certain subsequent holders) shall retain certain demand and piggyback registration rights with respect to those shares of common stock.

The Company issued to a former employee, in October 1997, 10,000 shares of its common stock as partial consideration for a non-compete agreement. The Company has capitalized $53,125 in related costs based on the market price of the common stock on the date of the agreement.

Also, in October 1997, the Company issued to a former employee, 20,000 shares of its common stock pursuant to the exercise of stock options and in connection with the settlement of a contract dispute. In connection with the settlement, the Company has recognized $160,000 in related compensation expense based on the market price of the common stock on the date of the settlement.

In December 1997, the Company acquired all of the issued and outstanding common stock of NCI, Inc., a Michigan corporation. As consideration for the acquisition, the Company issued to the seller 188,847 shares of the Company's common stock.

11.        STOCK OPTIONS AND WARRANTS:

Pursuant to the provisions of the 1996 Non-Employee Director Stock Option Plan (the "Director Stock Plan") and the 1996 Incentive Stock Plan (the "Incentive Plan"), certain of the Company's directors were granted stock options during fiscal 1997 as discussed below. At December 31, 1997, there were 95,000 and 1,180,000 shares available for issuance under the Director Stock Plan and the Incentive Plan, respectively. A summary of the Company's options and warrants as of December 31, 1997 and 1996, and changes during the years then ended is presented below:

                                                  1997                             1996
                                         ----------------------------   ----------------------------
                                                        Weighted Avg.                 Weighted Avg.
                                           Shares      Exercise Price     Shares      Exercise Price
                                         ----------    --------------   ----------    --------------
Outstanding at beginning of year .....    1,811,502    $         5.24      962,726    $         3.81
Canceled/expired .....................      (91,385)             5.53      (50,000)             0.10
Granted ..............................       60,000              5.83      973,776              6.02
Exercised ............................      (91,341)             4.57      (75,000)             0.10
                                         ----------    --------------   ----------    --------------
Outstanding at end of year ...........    1,688,776    $         5.24    1,811,502    $         5.24
                                         ==========                     ==========
Options and warrants exercisable at
     year-end ........................    1,688,776    $         5.24    1,811,502    $         5.24
                                         ==========                     ==========
Weighted-average fair value of options
  and warrants granted during the year                 $         4.31                 $         1.26

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the information about stock options and warrants outstanding at December 31, 1997:

                                           Options and Warrants Outstanding and Exercisable
                          ----------------------------------------------------------------------------------
                                                             Weighted Average
      Range of                Number Outstanding                 Remaining              Weighted Average
   Exercise Prices           at December 31, 1997            Contractual Life            Exercise Price
---------------------     --------------------------- ---------------------------    -----------------------
     $1.00-$3.00                              205,000               2.0                      $ 3.00
     $4.00-$5.50                              515,000               4.4                      $ 4.49
     $6.00-$7.88                              968,776               3.4                      $ 6.11
                          ---------------------------
                                            1,688,776               3.7                      $ 5.24
                          ===========================

The Company has elected, in accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") to apply APB Opinion No. 25 and related interpretations in accounting for stock options granted to employees, and accordingly, has presented the disclosure-only information as required by SFAS No. 123. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss and net loss per common share for the years ended December 31, 1997 and 1996, would approximate the pro forma amounts shown in the table below.


Year ended December 31,                              1997              1996
                                                 -------------    -------------
Net loss - as reported .......................   $  (2,124,433)   $    (879,337)
Net loss - pro forma .........................   $  (2,286,913)   $  (1,023,837)
Net loss per common share - as reported ......   $       (0.71)   $       (0.44)
Net loss per common share - pro forma ........   $       (0.76)   $       (0.51)

For the year ended December 31, 1997, the pro forma values were calculated using the Black-Scholes option pricing model and included the following weighted average assumptions: zero dividends, expected stock price volatility of 80.7 percent, risk-free interest rate of 6.4 percent and an expected life of 7.3 years. For the year ended December 31, 1996, the fair value of each option grant on the date of grant was valued by an investment banking firm taking into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the expected term of the option as prescribed by SFAS No. 123.

In connection with their re-election to the Board of Directors in June 1997, four non-employee directors were each granted a stock option under the Director Plan to purchase 10,000 shares of the Company's common stock at a price of $4.81 per share. Also, in November 1997, two employee directors were each granted options under the Incentive Stock Plan to purchase 10,000 shares of the Company's common stock at a price of $7.88 per share, such options to become vested over a three year period contingent upon the continued employment of the directors.

In December 1997, certain holders of the Company's Amended and Restated J Warrants exercised their rights under the Warrants and purchased an aggregate of 61,341 shares of the Company's common stock at a price of $5.50 per share. In connection with the exercise of these Warrants, the Company received cash proceeds of approximately $337,000. Holders of an aggregate of 43,600 Warrants elected not to exercise their rights and their Warrants expired or were redeemed.

12.        COMMITMENTS AND CONTINGENCIES:

EMPLOYMENT AND CONSULTING AGREEMENTS

The Company has entered into various employment and consulting agreements with various key personnel, directors and certain shareholders aggregating $802,000 which expire at various dates through November 1999. Certain of these agreements provide for incentive bonuses and or commissions, as defined in the agreements. In connection with the SM

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

acquisition, the Company entered into an employment agreement with the seller that provides for the issuance of 20,000 shares of the Company's common stock over a two-year period if the employee meets certain criteria as specified in the agreement. The Company will recognize a charge to operations upon the issuance of such shares based on the fair market value of the shares as of the issuance date.

EXCLUSIVE RIGHTS AGREEMENT

In March 1997, the Company entered into new agreements with CB Svendsen a/s ("CBS"), the Danish company with whom the Company has worked on the development and marketing of the MicroLight 830TM since June 1991. Pursuant to the new agreements, the Company paid $100,000 to CBS and obtained unto perpetuity the sole and exclusive world-wide distribution rights to all low level laser devices manufactured by or for CBS. In connection with these agreements, the Company is required to pay a 3 percent royalty on revenue generated by the Company on sales of the applicable products.

Also pursuant to the agreements, the Company obtained unto perpetuity the exclusive world-wide manufacturing rights to all low level laser devices manufactured by or for CBS subject to the payment to CBS by June 15, 1998, of $175,000.

LEASES

The Company is obligated under various non-cancelable operating leases (including certain related-party leases aggregating approximately $14,150 per month) for warehouse and office space expiring through June 2001, which are subject to increase for real estate taxes and operating expense escalation. Rent expense charged to operations under these operating leases amounted to approximately $243,000 and $45,000 for the years ended December 31, 1997 and 1996, respectively.

Minimum future rental payments are as follows:


Fiscal Years
-------------------
1998 ................................................                   $182,383
1999 ................................................                    174,234
2000 ................................................                    140,009
2001 ................................................                     26,652
                                                                        --------
                                                                        $523,278

LITIGATION AND CLAIMS

The Company is subject to legal proceedings and claims arising in the ordinary course of its business. In the opinion of management, the ultimate outcome of all legal actions and claims will not have a material adverse effect upon the consolidated financial position and results of operations of the Company.

13.        EMPLOYEE BENEFIT PLANS:

The Company's 401(k) savings plan (the "Plan") adopted in fiscal 1996, covers all qualified employees. The Plan permits participants to contribute up to 15% of their base compensation (as defined) each year. The Company will match at least 25% of the participant's contribution up to a maximum of 6% of gross pay. The Company's matching percentage may be adjusted as Company profitability dictates. Two officers of the Company serve as trustees of the Plan. Matching contributions to the Plan for the years ended December 31, 1997 and 1996, amounted to approximately $44,141 and $25,000, respectively.

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.        SUPPLEMENTAL CASH FLOW INFORMATION:

Non-cash investing and financing transactions during the years ended December 31, 1997 and 1996, were as follows:

                                                          1997           1996
                                                       ----------     ----------
Common shares issued in connection
   with acquisitions .............................     $2,910,840     $  750,000
Common shares issued in connection
   with conversion of bridge notes ...............           --          530,320
Common shares issued for
   equipment .....................................           --           12,000
Common shares issued for employment
   agreement and/non-compete .....................         53,125        208,000
Accrued amounts relating to acquisitions .........           --           92,253
Compensation related to common stock
   options in legal settlement ...................        160,000           --

15.        NON-RECURRING FOURTH QUARTER ADJUSTMENT:

During the fourth quarter of 1997 the Company revised its estimates of collectibility of its accounts receivable, and accordingly, increased its reserve for uncollectible accounts by approximately $2,000,000. During the third quarter of 1997, the Company commenced an extensive analysis of its accounts with particular emphasis on its accounts receivable which relate to the Company's operations, which include third-party billings. In conjunction with the analysis, the Company intensified its collection efforts. Billings to third-party payors, by their nature, demand longer-than-average time to bill and much longer-than-average time to collect. Upon further scrutiny in the fourth quarter and on the basis of the analysis, management revised its estimates of collectibility of the Company's accounts receivable for operations, including third-party billings. Factors contributing to the need for this increased provision included application of insufficient resources to the collection of accounts receivable and logistical problems and delays caused in connection with the implementation of a new accounting system. The Company has also changed certain procedures in the collection process in order to improve the future collectibility of the accounts receivable.

The effects of this revision on the Company's results of operations is to increase net loss by approximately $2,000,000, the amount of the increase in the provision for doubtful accounts. Approximately $1,500,000 of this provision related to receivables outstanding for more than a year at December 31, 1997.

16.        SUBSEQUENT EVENTS - UNAUDITED:

ACQUISITIONS

On January 6, 1998, the Company, through a wholly-owned subsidiary, acquired all of the outstanding shares of common stock of Garvey Company, a Minnesota corporation, as a wholly-owned subsidiary for an estimated purchase price of approximately $880,000 plus related acquisition costs of approximately $40,000. The purchase price was paid by the issuance of 120,308 shares of common stock, with a market price of approximately $7.315 per share.

On February 9, 1998, the Company purchased substantially all of the assets and assumed certain liabilities associated with AMC Acquisition Corp., a Texas corporation, for an estimated purchase price of approximately $450,000 plus related

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

acquisition costs of approximately $30,000. The purchase price was paid by the issuance of 68,000 shares of common stock, with a market price of approximately $6.618 per share.

On February 12, 1998, the Company entered into an agreement with Maxxim whereby it acquired from Maxxim an office/warehouse building located at 140 Industrial Boulevard, Sugar Land, Texas, for an estimated purchase price of approximately $1.2 million. The purchase price was paid in cash which the Company obtained pursuant to a second amendment of its Amended Loan Agreement (the "Second Amendment") with Comerica. In connection with the Second Amendment with Comerica, the Company obtained a Term Note C in the principal amount of $1,260,000 with a maturity date of February 12, 2013. Term Note C bears interest at the Prime Rate plus one-half of one percent per annum, is payable in monthly principal installments of $7,000 plus all accrued interest thereon and subject to the terms and conditions of the Amended Loan Agreement with Comerica. All of the borrowings from Comerica are secured by substantially all of the assets of the Company.

EQUITY TRANSACTIONS

On February 20, 1998, and March 13, 1998, the Company entered into agreements with Maxxim pursuant to which Maxxim converted an aggregate of $4,000,000 of the
Note into an aggregate of 2,000,000 shares of the Company's common stock, par value $.01 per share. The conversions were based on the current conversion price of $2.00 per share under the Note. The agreements also provide that the entire $4 million conversion shall be applied to the Company's full redemption obligation due in the year 2003 and partially to the Company's redemption obligation due in the year 2002 as provided in the Note. The Company has agreed to file a registration statement covering the resale of the shares of Common Stock issued to Maxxim as a result of the conversions described above.

On March 13, 1998, the Company entered into an agreement with some private institutional investors pursuant to which the Company issued to the investors $1,825,000 of its Series A Convertible Preferred Stock (the "Preferred Stock") for cash. Beginning 120 days from the date of issuance, the Preferred Stock is convertible at the holder's option into Henley's Common Stock at the lesser of
(i) 75% of the average closing bid price for Henley's Common Stock as reported by Nasdaq for the 5 trading days prior to conversion or $6.50. The value of the discount ($608,000) is deemed to be a preferred stock dividend that is recognized ratably from the date of issuance through the date the preferred stock is first convertible. In connection with the agreement, the Company also issued to the investors a 5-year warrant to purchase 146,000 shares of the Company's Common Stock at exercise prices ranging from $7.125 to $9.619. The Company has agreed to file a registration statement covering the resale of the shares of Common Stock issuable upon the conversion of the Preferred Stock and exercise of the warrants sold to the investors described above.

PRO FORMA FINANCIAL INFORMATION

The following summarized pro forma (unaudited) information assumes these acquisition and equity transactions were completed at December 31, 1997:


Current assets ........................................              $16,126,497
Goodwill ..............................................                6,458,840
Total assets ..........................................               27,912,682
Line of credit ........................................                5,450,868
Long-term debt ........................................                5,513,816
Stockholders' equity ..................................               10,847,064

                             HENLEY HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.        DISCONTINUED OPERATIONS:

On August 11, 1998, the Company sold all of its assets related to its Homecare operations, including accounts receivable, inventory and property and equipment, for $3,650,000 in cash and the assumption of certain related liabilities. Proceeds from the sale were used to pay down existing bank debt with Comerica Bank. The results of the Homecare division have been reported separately as discontinued operations. Revenues for the Homecare division were $6,672,036 and $4,732,227 for the years ended December 31, 1997 and 1996, respectively. Assets related to the Homecare division included net accounts receivable of $1,733,410, inventory of $2,147,481 and net intangibles of $643,345.

The following unaudited condensed pro forma balance sheet assumes the sale of the Homecare division occurred on December 31, 1997 (in thousands):

                                                                            PRO FORMA
                                                DECEMBER 31,   PRO FORMA   DECEMBER 31,
                                                    1997      ADJUSTMENTS     1997
                                                ------------   ---------   ------------
ASSETS:
Current Assets:
     Cash ...................................   $        124   $   3,650   $      3,774
     Accounts receivable, net ...............          6,676      (1,733)         4,943
     Inventory ..............................          8,147      (2,147)         6,000
     Other ..................................            300         -0-            300
                                                ------------   ---------   ------------
            Total current assets ............         15,247        (230)        15,017
Property, plant and equipment, net ..........          3,994         -0-          3,994
Intangible and other assets, net ............          6,915        (643)         6,272
                                                ------------   ---------   ------------
Total Assets ................................   $     26,156   $    (873)  $     25,283
                                                ============   =========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
     Accounts payable .......................   $      3,970   $     -0-   $      3,970
     Accrued expenses and other .............          1,534         -0-          1,534
     Line of credit .........................          7,106         -0-          7,106
                                                ------------   ---------   ------------
            Total current liabilities .......         12,610         -0-         12,610
Long-term liabilities, net of current portion         10,003         -0-         10,003
Total Stockholders' Equity ..................          3,543        (873)         2,670
                                                ------------   ---------   ------------
Total Liabilities and Stockholders' Equity ..   $     26,156   $    (873)  $     25,283
                                                ============   =========   ============

                                    EXHIBITS

Exhibit No.
---------

        2.1 Asset Purchase Agreement by and between Rehabilicare Inc. ("Rehabilicare") and the Company dated August 6, 1998. (Incorporated herein by reference to Exhibit 2.3 of the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1998, as filed on August 14, 1998.)

        10.1 Facilities and Services Agreement by and between Rehabilicare and the Company dated August 6, 1998. (Incorporated herein by reference to Exhibit 10.7 of the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1998, as filed on August 14, 1998.)

        23.1    Consent of Arthur Andersen LLP

        23.2    Consent of Goldstein Golub Kessler LLP

        27.1    Financial Data Schedule